Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
ROBERT G. BUTTERFIELD, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports Net Income of $48.9 Million, or $1.43 Per Diluted Share, for Second Quarter 2026;
Declares Quarterly Cash Dividend of $0.52 Per Share

Walla Walla, WA - July 22, 2026 - Banner Corporation (NASDAQ GSM: BANR) (“Banner”), the parent company of Banner Bank, today reported net income of $48.9 million, or $1.43 per diluted share, for the second quarter of 2026, compared to $54.7 million, or $1.60 per diluted share, for the preceding quarter, and $45.5 million, or $1.31 per diluted share, for the second quarter of 2025. Net interest income was $153.7 million for the second quarter of 2026, compared to $150.2 million in the preceding quarter and $144.4 million for the second quarter a year ago. The increase in net interest income compared to the prior quarter primarily reflects one additional calendar day in the current quarter, net interest margin expansion and growth in average interest-earning assets, partially offset by higher interest expense associated with increased FHLB borrowings. The increase in net interest income compared to the second quarter a year ago primarily reflects lower funding costs and an increase in the average balance of interest-earning assets. Second quarter 2026 results included a $3.8 million provision for credit losses, compared to a $796,000 recapture of provision for credit losses in the preceding quarter and a $4.8 million provision for credit losses in the second quarter of 2025.
Net income was $103.6 million, or $3.03 per diluted share, for the six months ended June 30, 2026, compared to net income of $90.6 million, or $2.61 per diluted share, for the six months ended June 30, 2025. Results for the six months ended June 30, 2026 include a $3.0 million provision for credit losses, a $1.2 million net loss on the sale of securities and a $1.5 million net increase in the fair value adjustments on financial instruments carried at fair value, compared to a $7.9 million provision for credit losses, a $3,000 net loss on the sale of securities and an $403,000 net increase in the fair value adjustments on financial instruments carried at fair value during the same period in 2025.
Banner announced that its Board of Directors declared a regular quarterly cash dividend of $0.52 per share payable August 14, 2026, to common shareholders of record on August 4, 2026.
“Banner’s results for the second quarter reflect the continued strength of our super community bank model, which prioritizes deepening client relationships, maintaining a strong funding base, and delivering exceptional service while upholding a moderate risk profile,” said Mark Grescovich, President and CEO. “Our earnings for the second quarter of 2026 benefited from robust loan growth. This benefit was offset by increased non-interest expense, which partially reflects investments in new software that we expect will enhance efficiency and support long-term growth. Banner continues to build on a foundation of solid credit quality, backed by a well-funded credit loss reserve and a robust capital position that offers both resilience and flexibility for future growth. At the same time, the strategic investments we have made across the organization are delivering tangible results, further positioning Banner for long-term success. We also continue to benefit from a strong core deposit base, with core deposits representing 89% of total deposits at quarter-end. For more than 135 years, Banner has upheld its core values by consistently doing the right thing for our clients, communities, colleagues, company and shareholders. Our long-standing commitment has enabled us to earn trust, navigate change with confidence and continue building a strong foundation for the future.”
“In addition, we recently announced our agreement to acquire Pacific Financial Corporation, the holding company for Bank of the Pacific,” Grescovich continued. “Bank of the Pacific is a highly-respected, financially strong community bank with exceptional core deposits. This transaction expands our presence and density in attractive Western Washington and Western Oregon markets while offering Bank of the Pacific customers broader product offerings and technology tools, increased commercial lending limits and an expanded branch delivery system. We look forward to welcoming their employees, clients and shareholders to Banner.”
At June 30, 2026, Banner, on a consolidated basis, had $16.59 billion in assets, $11.83 billion in net loans and $13.79 billion in deposits. Banner operates 135 full-service branch offices, including branches located in eight of the top 20 largest western United States Metropolitan Statistical Areas by population.

BANR - Second Quarter 2026 Results
July 22, 2026

Second Quarter 2026 Highlights
•Net interest margin, on a tax equivalent basis, was 4.13% for the current quarter, compared to 4.11% in the preceding quarter and 3.92% in the second quarter a year ago.
•Revenue was $172.0 million for the second quarter of 2026, compared to $169.3 million in the preceding quarter and increased 6% from $162.2 million in the second quarter a year ago.
•Net interest income was $153.7 million in the second quarter of 2026, compared to $150.2 million in the preceding quarter and $144.4 million in the second quarter a year ago.
•Mortgage banking operations revenue was $2.8 million for the second quarter of 2026, compared to $3.2 million in both the preceding quarter and the second quarter a year ago.
•Return on average assets was 1.20% for the second quarter of 2026, compared to 1.37% in the preceding quarter and 1.13% in the second quarter a year ago.
•Net loans receivable increased 2% to $11.83 billion at June 30, 2026, compared to $11.55 billion at March 31, 2026, and increased 3% from $11.53 billion at June 30, 2025.
•Loan originations were $1.26 billion for the second quarter of 2026, compared to $863.2 million in the preceding quarter and $966.6 million in the second quarter a year ago.
•Total deposits were $13.79 billion at June 30, 2026, compared to $13.84 billion at March 31, 2026 and $13.53 billion at June 30, 2025.
•Core deposits represented 89% of total deposits at June 30, 2026.
•Non-performing assets were $60.5 million, or 0.36% of total assets, at June 30, 2026, compared to $51.7 million, or 0.32% of total assets, at March 31, 2026, and $49.8 million, or 0.30% of total assets, at June 30, 2025.
•The allowance for credit losses - loans was $161.8 million, or 1.35% of total loans receivable, as of June 30, 2026, compared to $160.4 million, or 1.37% of total loans receivable, as of March 31, 2026, and $160.5 million, or 1.37% of total loans receivable, as of June 30, 2025.
•Dividends paid to shareholders were $0.52 per share in the quarter ended June 30, 2026.
•Common shareholders’ equity per share increased 1% to $58.83 at June 30, 2026, compared to $58.06 at the preceding quarter end, and increased 9% from $53.95 at June 30, 2025.
•Tangible common shareholders’ equity per share* increased 2% to $47.82 at June 30, 2026, compared to $47.00 at March 31, 2026, and increased 11% from $43.09 at June 30, 2025.

*Non-GAAP (Generally Accepted Accounting Principles) financial measure; See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

Significant Recent Initiatives and Events
On April 30, 2026, Banner entered into a definitive merger agreement to acquire Pacific Financial Corporation (“Pacific Financial”), the holding company for Bank of the Pacific, in an all-stock transaction. Under the terms of the agreement, at the effective time of the merger, shareholders of Pacific Financial will receive 0.2633 shares of Banner common stock for each Pacific Financial common share they own. The transaction is expected to close in the third quarter of 2026 and is subject to closing conditions, including Pacific Financial shareholder and regulatory approvals.
Income Statement Review
Net interest income was $153.7 million in the second quarter of 2026, compared to $150.2 million in the preceding quarter and $144.4 million in the second quarter a year ago. Net interest margin, on a tax equivalent basis, increased two basis points to 4.13% for the second quarter of 2026, compared to 4.11% in the preceding quarter, and increased 21 basis points from 3.92% in the second quarter a year ago. The net interest margin for the current quarter benefited from a higher average yield on interest-earning assets and lower borrowing costs.
Interest income was $202.7 million in the second quarter of 2026, compared to $197.8 million in the preceding quarter and $200.3 million in the second quarter of 2025. Average yields on interest-earning assets increased by two basis points to 5.41% for the second quarter of 2026, compared to 5.39% for the preceding quarter, primarily reflecting loan growth and a slight increase in loan yields. Compared to the second quarter a year ago, average yields on interest-earning assets increased by one basis point from 5.40%. Average loan yields increased by two basis points to 6.09% in the second quarter of 2026, compared to 6.07% in the preceding quarter, and decreased from 6.12% in the second quarter a year ago.
Interest expense was $48.9 million in the second quarter of 2026, compared to $47.6 million in the preceding quarter and $55.9 million in the second quarter a year ago. Total deposit costs decreased by two basis points to 1.33% in the second quarter of 2026, compared to 1.35% in the preceding quarter, and decreased by 14 basis points compared to 1.47% in the second quarter a year ago. The decrease in deposit costs in the current quarter compared to both the prior quarter and the same quarter a year ago was primarily due to lower pricing on certificates of deposit and money market accounts as well as an increase in the average balance of non-interest-bearing deposits. The decrease in deposit costs in the current quarter compared to the same quarter a year ago also reflected a decrease in the average rate paid on interest-bearing checking accounts and savings accounts. The average rate paid on borrowings decreased two basis points to 3.88% in the second quarter of 2026 from 3.90% in the preceding quarter and decreased by 59 basis points from 4.47% in the second quarter a year ago. The year-over-year decrease was primarily due to declines in both average interest rates paid and the average balance of higher-costing FHLB advances. The total cost of funding liabilities increased one basis point to 1.39% in the second quarter of 2026, compared to 1.38% in the preceding quarter, and decreased 21 basis points from 1.60% in the second quarter a year ago, primarily reflecting lower deposit and borrowing rates paid.

BANR - Second Quarter 2026 Results
July 22, 2026

A $3.8 million provision for credit losses was recorded in the current quarter (comprised of a $1.6 million provision for credit losses - loans and a $2.2 million provision for credit losses - unfunded loan commitments). This compares to a $796,000 recapture of provision for credit losses in the prior quarter (comprised of a $1.3 million provision for credit losses - loans and a $2.1 million recapture of provision for credit losses - unfunded loan commitments) and a $4.8 million provision for credit losses in the second quarter a year ago (comprised of a $4.2 million provision for credit losses - loans and a $588,000 provision for credit losses - unfunded loan commitments). The provision for credit losses recorded in the second quarter of 2026 primarily reflected loan growth, partially offset by improvements in credit quality and changes in portfolio mix.
Total non-interest income was $18.2 million in the second quarter of 2026, compared to $19.2 million in the preceding quarter and $17.8 million in the second quarter a year ago. The decrease from the previous quarter was driven primarily by a $1.8 million unfavorable shift in fair value adjustments on financial instruments. In addition, the current quarter included a slight gain on the sale of securities, compared to net losses of $1.2 million in the preceding quarter, partially offsetting the decrease in non-interest income. Compared to the prior year quarter, the increase in non-interest income was primarily attributable to an increase in deposit fees and other service charges, partially offset by lower mortgage banking revenue. Total non-interest income was $37.4 million for the six months ended June 30, 2026, compared to $36.9 million for the same period a year earlier.
Total non-interest expense was $108.0 million in the second quarter of 2026, compared to $102.6 million in the preceding quarter and $101.3 million in the second quarter of 2025. The increase from the previous quarter reflected a $1.7 million increase in salary and employee benefits, primarily reflecting increased loan commissions and normal salary and wage increases, a $2.0 million increase in information and computer data services, primarily due to increased computer software expenses, including $924,000 of expense related to the write-off of our previous commercial loan origination software, a $1.1 million increase in professional and legal expenses, primarily reflecting increased legal fees, and a $1.3 million increase in advertising and marketing expense, primarily reflecting the timing of direct mail marketing, printed media, and radio and television expenses. In addition, the current quarter includes $238,000 of merger related expenses. These increases were partially offset by a $1.4 million increase in capitalized loan origination costs, reflecting increased loan origination activity, primarily in the construction and land and one- to four-family residential loan categories. The increase compared to the same quarter a year ago primarily reflects increases in salary and employee benefits, information and computer data services expenses, and advertising and marketing expenses, partially offset by a decrease in occupancy and equipment costs. For the six months ended June 30, 2026, total non-interest expense was $210.6 million, compared to $202.6 million for the six months ended June 30, 2025.
Banner’s efficiency ratio was 62.80% for the second quarter of 2026, compared to 60.60% in the preceding quarter and 62.50% in the same quarter a year ago. Banner’s adjusted efficiency ratio, a non-GAAP financial measure, was 61.30% for the second quarter of 2026, compared to 59.45% in the preceding quarter and 60.28% in the year-ago quarter. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.
Balance Sheet Review
Total assets were $16.59 billion at June 30, 2026, compared to $16.34 billion at March 31, 2026, and $16.44 billion at June 30, 2025. The increase compared to the prior quarter was primarily due to loan growth, partially offset by a reduction in securities. Securities and interest-bearing deposits held at other banks totaled $3.17 billion at June 30, 2026, compared to $3.24 billion at March 31, 2026 and $3.29 billion at June 30, 2025. The average effective duration of the securities portfolio was approximately 6.1 years and 6.6 years at June 30, 2026 and June 30, 2025, respectively.
Total loans receivable increased 2% to $11.99 billion at June 30, 2026, compared to $11.71 billion at March 31, 2026, and increased 3% from $11.69 billion at June 30, 2025. Commercial real estate loans totaled $4.14 billion at June 30, 2026, an increase of 1% compared to $4.11 billion at March 31, 2026, and an increase of 4% from $3.97 billion at June 30, 2025. The increases from both periods reflected a combination of new loan production and the transfer of commercial construction loans to the commercial real estate portfolio upon completion of the construction phase. Commercial business loans totaled $2.58 billion at June 30, 2026, an increase of 6% compared to $2.43 billion at March 31, 2026, and an increase of 5% from $2.47 billion at June 30, 2025. The increases from both periods reflected new loan production. Multifamily real estate loans increased 7% to $855.9 million at June 30, 2026, compared to $798.2 million at March 31, 2026, and decreased 1% from $860.7 million at June 30, 2025. The increase from the prior quarter primarily reflected the transfer of multifamily construction loans to the multifamily real estate portfolio upon completion of the construction phase, while the decrease from the prior year reflected loan payoffs that exceeded transfers from the multifamily construction portfolio. Consumer loans increased 7% to $827.0 million at June 30, 2026, compared to $774.0 million at March 31, 2026, and increased 13% compared to $732.5 million at June 30, 2025. The increases from both periods primarily reflected new loan production and advances on home equity revolving lines of credit.
Loans held for sale were $27.2 million at June 30, 2026, compared to $33.8 million at March 31, 2026, and $37.7 million at June 30, 2025. One- to four- family residential mortgage held for sale loans sold in the current quarter totaled $134.6 million, compared to $132.6 million in the preceding quarter, and $104.6 million in the second quarter a year ago. The decrease in loans held for sale at June 30, 2026, compared to both the preceding and prior year quarters, was primarily attributable to higher sales volumes of one- to four-family residential mortgage loans held for sale during the current quarter.
Total deposits were $13.79 billion at June 30, 2026, compared to $13.84 billion at March 31, 2026, and $13.53 billion a year ago. Core deposits decreased to $12.32 billion at June 30, 2026, compared to $12.38 billion at March 31, 2026, and increased compared to $12.05 billion at June 30, 2025. The decrease compared to the preceding quarter primarily reflects a decrease in interest-bearing transaction and savings accounts, as well as money market accounts, due to normal seasonal activity as clients use deposit balances to pay taxes, partially offset by an increase in non-interest-bearing deposits. The increase compared to the prior year quarter reflects increases in interest-bearing transaction and savings accounts. Core deposits remained stable at 89% of total deposits at June 30, 2026, March 31, 2026 and June 30, 2025. Certificates of deposit increased 1% to $1.47 billion at June 30, 2026, compared to $1.46 billion at March 31, 2026, and were flat compared to $1.48 billion a year earlier.

BANR - Second Quarter 2026 Results
July 22, 2026

There were $320.0 million of outstanding FHLB advances at June 30, 2026, compared to no outstanding FHLB advances at March 31, 2026, and $565.0 million a year ago. The increase in FHLB advances during the current quarter is due to FHLB advances being temporarily used to fund the second quarter loan growth and seasonal deposit outflows. At June 30, 2026, off-balance sheet liquidity included additional borrowing capacity of $3.45 billion at the FHLB and $1.64 billion at the Federal Reserve, as well as federal funds line of credit agreements with other financial institutions of $125.0 million.
At June 30, 2026, total common shareholders’ equity was $2.00 billion, or 12.05% of total assets, compared to $1.97 billion, or 12.03% of total assets at March 31, 2026, and $1.87 billion, or 11.35% of total assets at June 30, 2025. The increase in total common shareholders’ equity from March 31, 2026, was primarily attributable to a $31.0 million increase in retained earnings resulting from $48.9 million in net income, partially offset by the accrual of $17.9 million in cash dividends during the second quarter of 2026. At June 30, 2026, tangible common shareholders’ equity, a non-GAAP financial measure, was $1.63 billion, or 10.02% of tangible assets, compared to $1.59 billion, or 9.97% of tangible assets, at March 31, 2026, and $1.49 billion, or 9.28% of tangible assets, a year ago. See “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.
Banner and Banner Bank continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized.” At June 30, 2026, Banner’s estimated common equity Tier 1 capital ratio was 12.82%, its estimated Tier 1 leverage capital to average assets ratio was 11.79%, and its estimated total capital to risk-weighted assets ratio was 14.67%. These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.
Credit Quality
The allowance for credit losses - loans was $161.8 million, or 1.35% of total loans receivable and 295% of non-performing loans, at June 30, 2026, compared to $160.4 million, or 1.37% of total loans receivable and 353% of non-performing loans, at March 31, 2026, and $160.5 million, or 1.37% of total loans receivable and 373% of non-performing loans, at June 30, 2025. The allowance ratio remained stable compared to both prior periods, reflecting consistent portfolio composition and credit performance. Coverage of non-performing loans remained strong at 295% at June 30, 2026, compared to 353% at March 31, 2026. The year-over-year decline from 373% at June 30, 2025 reflects a moderate increase in non-performing loans over the past year, while the allowance level has remained stable and commensurate with the portfolio’s risk profile. In addition to the allowance for credit losses - loans, the allowance for credit losses - unfunded loan commitments was $15.1 million at June 30, 2026, compared to $12.9 million at March 31, 2026, and $12.8 million at June 30, 2025. Net loan charge-offs remained minimal at $101,000 in the second quarter of 2026, compared to net loan charge-offs of $1.2 million and $1.0 million in the preceding quarter and second quarter a year ago, respectively. Non-performing loans were $54.8 million at June 30, 2026, compared to $45.4 million at March 31, 2026, and $43.0 million at June 30, 2025. Despite the increase in non-performing loans, substandard loans declined to $218.4 million at June 30, 2026, from $235.0 million at March 31, 2026. Total non-performing assets were $60.5 million, or 0.36% of total assets, at June 30, 2026, compared to $51.7 million, or 0.32% of total assets, at March 31, 2026, and $49.8 million, or 0.30% of total assets, at June 30, 2025.

Conference Call
Banner will host a conference call on Thursday, July 23, 2026, at 8:00 a.m. PDT, to discuss its second quarter results. Interested investors may listen to the call live at www.bannerbank.com. Investment professionals are invited to dial (800) 715-9871 to participate in the call. A replay of the call will be available at www.bannerbank.com.
About the Company
Banner Corporation is a $16.59 billion bank holding company operating a commercial bank primarily in Washington, Oregon, California and Idaho through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.

BANR - Second Quarter 2026 Results
July 22, 2026

Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “potential,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner. Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
Forward-looking statements may relate to, among other things, future financial performance, strategic plans or objectives, revenues or earnings projections, and other financial or operational information. These statements are inherently subject to numerous risks and uncertainties, including ongoing market volatility and evolving global conditions, which may cause actual results to differ materially from those expressed or implied. These factors include, but are not limited to: (1) adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of labor shortages, elevated inflation, recessionary pressures, or slowing economic growth; (2) changes in interest rate levels, volatility, and the timing and pace of such changes, including actions by the Federal Reserve, which could materially affect our net interest margin, funding costs, asset values, access to capital and liquidity; (3) the impact of inflation and monetary and fiscal policy responses thereto, and their impact on consumer and business behavior; (4) geopolitical developments and international conflicts, including but not limited to tensions or instability in Eastern Europe, South America, the Middle East, and Asia, or the imposition of new or increased tariffs and trade restrictions, which may disrupt financial markets, global supply chains, commodity prices, or economic activity in specific industry sectors, including, but not limited to, agriculture-based lending; (5) the effects of a federal government shutdown, debt ceiling standoff, or other fiscal policy uncertainty; (6) the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry in general on investor and depositor sentiment; (7) expectations regarding key growth initiatives and strategic priorities; (8) credit risks from lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, which could necessitate additional provisions for credit losses, resulting both from loans originated and loans acquired from other financial institutions; (9) results of examinations by regulatory authorities, which could result in the imposition of penalties, required changes to our business practices, or additional reserves; (10) competitive pressures among depository and non-depository institutions that adversely affect pricing, market share, deposit flows or product offerings; (11) fluctuations in real estate values; (12) the ability to adapt to rapid technological changes, including advancements in artificial intelligence, digital banking platforms, and cybersecurity; (13) vulnerabilities in information systems or third-party service providers, including disruptions, breaches, or attacks; (14) market volatility or deterioration in capital markets affecting liquidity, valuations, or investor confidence; (15) the costs, effects and outcomes of litigation or other legal proceedings involving the Company; (16) legislation or regulatory changes, including but not limited to shifts in capital requirements, banking regulation, tax laws, or consumer protection laws; (17) climate-related risks and natural disasters, which may affect loan collateral, operations, or compliance obligations; (18) changes in accounting principles, policies or guidelines; (19) the impact of pending and future acquisitions or business combinations, including related goodwill impairment risks and integration challenges; (20) effects of critical accounting policies and judgments, including the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; (21) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and (22) other risks detailed from time to time in Banner’s other reports filed with and furnished to the Securities and Exchange Commission including Banner’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.
Further, statements about the potential effects of Banner’s proposed merger with Pacific Financial on Banner’s business, financial results, and condition may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in the forward-looking statements due to factors and future developments which are uncertain, unpredictable and in many cases beyond Banner’s control, including, but are not limited to the risk that: (1) the business of Pacific Financial may not be integrated with Banner’s business successfully or such integration may be more difficult, time-consuming or costly than expected; (2) any of the anticipated benefits of the merger may not be realized or may not be realized within the expected time period; (3) customer and employee relationships and business operations may be disrupted by the merger or the announcement of the merger, and the parties may be challenged in retaining key relationships both during the pendency of the merger and following the completion of the merger if that occurs; (4) the parties may not meet expectations regarding the timing of the merger; (5) required regulatory approvals or the approval of Pacific Financial shareholders may not be obtained or such approvals may be more difficult, time-consuming or costly than expected; (6) there may be challenges in satisfying the other conditions to completion of the merger or the merger may fail to close for any other reason; (7) management’s attention may be diverted from ongoing business operations and opportunities due to the merger; (8) there may be potential negative impacts caused by the dilution resulting from Banner’s issuance of shares of Banner Common Stock in connection with the merger; and (9) other factors detailed in Banner’s filings with the SEC.

BANR - Second Quarter 2026 Results
July 22, 2026

Additional Information About the Pacific Financial Corporation Merger and Where to Find It
This press release does not constitute an offer to sell or the solicitation of an offer to buy or exchange any securities or a solicitation of any vote or approval with respect to the proposed transaction.
In connection with the proposed merger, a registration statement on Form S-4 was filed with the SEC and declared effective on June 16, 2026. The proxy statement of Pacific Financial and the prospectus of Banner included therein has been mailed to shareholders of Pacific Financial in connection with their votes on the merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS (AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT/PROSPECTUS) BECAUSE SUCH DOCUMENTS CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER AND RELATED MATTERS.
The proxy statement/prospectus and other documents relating to the merger filed by Banner can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge through Banner’s investor relations website at https://investor.bannerbank.com by clicking on “SEC Filings” under the “Financials” tab. Alternatively, these documents, when available, can be obtained free of charge from Banner upon written request to Banner Corporation, Attn: Investor Relations, 10 South First Avenue, Walla Walla, Washington 99362 or by calling (509) 527-3636. The contents of the websites referenced above are not deemed to be incorporated by reference into the registration statement or the proxy statement/prospectus.
Participants in the Solicitation
Banner, Pacific Financial, and certain of their directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Pacific Financial in connection with the proposed Merger under SEC rules. Information about the directors and executive officers of Banner and Pacific Financial is included in the proxy statement/prospectus for the proposed transaction filed with the SEC. These documents may be obtained free of charge in the manner described above under “Additional Information About the Pacific Financial Corporation Merger and Where to Find It.”
Information about such directors and executive officers of Banner and their direct or indirect interests, by security holdings or otherwise, can be found in Banner’s proxy statement in connection with its 2026 annual meeting of shareholders, as filed with the SEC on April 6, 2026, and other documents subsequently filed by Banner with the SEC. To the extent holdings of common stock by its directors or executive officers have changed since the amounts set forth in Banner’s proxy statement for its 2026 annual meeting of shareholders, such changes have been or will be reflected in filings with the SEC on Forms 3, 4, and 5. These documents can be obtained free of charge in the manner described above under “Additional Information About the Pacific Financial Corporation Merger and Where to Find It.”

BANR - Second Quarter 2026 Results
July 22, 2026

RESULTS OF OPERATIONS	Quarters Ended			Six Months Ended
(in thousands except shares and per share data)	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025
INTEREST INCOME:
Loans receivable	$178,389	$173,703	$175,373	$352,092	$344,050
Mortgage-backed securities	14,053	14,316	15,416	28,369	31,160
Securities and cash equivalents	10,244	9,799	9,470	20,043	18,917
Total interest income	202,686	197,818	200,259	400,504	394,127
INTEREST EXPENSE:
Deposits	45,554	45,678	49,316	91,232	98,053
Federal Home Loan Bank (FHLB) advances	1,426	40	3,370	1,466	4,230
Other borrowings	732	697	675	1,429	1,369
Subordinated debt	1,234	1,234	2,499	2,468	4,993
Total interest expense	48,946	47,649	55,860	96,595	108,645
Net interest income	153,740	150,169	144,399	303,909	285,482
PROVISION (RECAPTURE) FOR CREDIT LOSSES	3,818	(796)	4,795	3,022	7,934
Net interest income after provision (recapture) for credit losses	149,922	150,965	139,604	300,887	277,548
NON-INTEREST INCOME:
Deposit fees and other service charges	11,728	11,391	10,835	23,119	21,604
Mortgage banking operations	2,792	3,212	3,226	6,004	6,329
Bank-owned life insurance	2,471	2,312	2,384	4,783	4,959
Miscellaneous	1,380	1,826	1,221	3,206	3,567
	18,371	18,741	17,666	37,112	36,459
Net gain (loss) on sale of securities	8	(1,242)	(3)	(1,234)	(3)
Net change in valuation of financial instruments carried at fair value	(157)	1,662	88	1,505	403
Total non-interest income	18,222	19,161	17,751	37,383	36,859
NON-INTEREST EXPENSE:
Salary and employee benefits	69,388	67,732	65,486	137,120	130,343
Less capitalized loan origination costs	(5,283)	(3,886)	(4,924)	(9,169)	(8,254)
Occupancy and equipment	10,936	10,697	12,256	21,633	24,353
Information and computer data services	10,322	8,313	8,199	18,635	15,827
Payment and card processing services	6,218	6,041	5,899	12,259	11,649
Professional and legal expenses	2,719	1,613	2,271	4,332	4,701
Advertising and marketing	1,982	673	1,087	2,655	1,677
Deposit insurance	2,819	2,717	2,800	5,536	5,597
State and municipal business and use taxes	1,773	1,820	1,416	3,593	2,870
Real estate operations, net	165	109	392	274	331
Amortization of core deposit intangibles	256	256	455	512	911
Miscellaneous	6,695	6,523	6,011	13,218	12,602
Total non-interest expense	107,990	102,608	101,348	210,598	202,607
Income before provision for income taxes	60,154	67,518	56,007	127,672	111,800
PROVISION FOR INCOME TAXES	11,268	12,802	10,511	24,070	21,169
NET INCOME	$48,886	$54,716	$45,496	$103,602	$90,631
Earnings per common share:
Basic	$1.44	$1.61	$1.31	$3.04	$2.62
Diluted	$1.43	$1.60	$1.31	$3.03	$2.61
Cumulative dividends declared per common share	$0.52	$0.50	$0.48	$1.02	$0.96
Weighted average number of common shares outstanding:
Basic	34,012,611	34,039,234	34,627,433	34,025,849	34,568,948
Diluted	34,129,173	34,254,587	34,738,948	34,197,096	34,761,044

BANR - Second Quarter 2026 Results
July 22, 2026

FINANCIAL CONDITION					Percentage Change
(in thousands except shares and per share data)	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Jun 30, 2025	Prior Qtr	Prior Yr Qtr
ASSETS
Cash and due from banks	$215,508	$180,158	$182,772	$239,339	20%	(10)%
Interest-bearing deposits	219,944	259,081	239,868	244,009	(15)%	(10)%
Total cash and cash equivalents	435,452	439,239	422,640	483,348	(1)%	(10)%
Securities - available for sale, amortized cost $2,273,608, $2,294,225, $2,271,471 and $2,372,331, respectively	2,015,891	2,035,021	2,016,261	2,064,581	(1)%	(2)%
Securities - held to maturity, fair value $787,987, $791,763, $814,668 and $801,838, respectively	929,309	943,688	961,196	981,312	(2)%	(5)%
Total securities	2,945,200	2,978,709	2,977,457	3,045,893	(1)%	(3)%
FHLB stock	24,209	9,809	16,476	35,151	147%	(31)%
Loans held for sale	27,160	33,778	42,902	37,651	(20)%	(28)%
Loans receivable	11,994,410	11,707,626	11,721,687	11,690,373	2%	3%
Allowance for credit losses – loans	(161,849)	(160,352)	(160,276)	(160,501)	1%	1%
Net loans receivable	11,832,561	11,547,274	11,561,411	11,529,872	2%	3%
Accrued interest receivable	65,016	63,736	60,525	64,729	2%	—%
Property and equipment, net	108,247	108,303	111,522	117,175	—%	(8)%
Goodwill	373,121	373,121	373,121	373,121	—%	—%
Other intangibles, net	979	1,235	1,491	2,147	(21)%	(54)%
Bank-owned life insurance	324,164	321,660	319,347	316,365	1%	2%
Operating lease right-of-use assets	29,534	31,056	32,736	38,754	(5)%	(24)%
Other assets	427,904	436,352	434,860	392,963	(2)%	9%
Total assets	$16,593,547	$16,344,272	$16,354,488	$16,437,169	2%	1%
LIABILITIES
Deposits:
Non-interest-bearing	$4,542,942	$4,532,639	$4,489,839	$4,504,491	—%	1%
Interest-bearing transaction and savings accounts	7,773,630	7,842,911	7,721,003	7,545,028	(1)%	3%
Interest-bearing certificates	1,473,021	1,464,814	1,532,304	1,477,772	1%	—%
Total deposits	13,789,593	13,840,364	13,743,146	13,527,291	—%	2%
Advances from FHLB	320,000	—	150,000	565,000	—%	(43)%
Other borrowings	114,497	115,723	107,715	117,112	(1)%	(2)%
Junior subordinated debentures at fair value	79,652	79,472	79,151	73,366	—%	9%
Operating lease liabilities	32,108	33,794	35,755	41,696	(5)%	(23)%
Accrued expenses and other liabilities	210,134	261,295	245,266	200,194	(20)%	5%
Deferred compensation	48,300	46,990	47,158	46,846	3%	3%
Total liabilities	14,594,284	14,377,638	14,408,191	14,571,505	2%	—%
SHAREHOLDERS’ EQUITY
Common stock	1,268,527	1,268,298	1,282,505	1,309,004	—%	(3)%
Retained earnings	940,210	909,222	871,803	801,082	3%	17%
Accumulated other comprehensive loss	(209,474)	(210,886)	(208,011)	(244,422)	(1)%	(14)%
Total shareholders’ equity	1,999,263	1,966,634	1,946,297	1,865,664	2%	7%
Total liabilities and shareholders’ equity	$16,593,547	$16,344,272	$16,354,488	$16,437,169	2%	1%
Common Shares Issued:
Shares outstanding at end of period	33,984,909	33,875,098	34,097,856	34,583,994
Common shareholders’ equity per share (1)	$58.83	$58.06	$57.08	$53.95
Common shareholders’ tangible equity per share (1) (2)	$47.82	$47.00	$46.09	$43.09
Common shareholders’ equity to total assets	12.05%	12.03%	11.90%	11.35%
Common shareholders’ tangible equity to tangible assets (2)	10.02%	9.97%	9.84%	9.28%
Consolidated Tier 1 leverage capital ratio	11.79%	11.68%	11.41%	11.29%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)	Common shareholders’ tangible equity and tangible assets exclude goodwill and other intangible assets. These ratios represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Second Quarter 2026 Results
July 22, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

LOANS					Percentage Change
	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Jun 30, 2025	Prior Qtr	Prior Yr Qtr
Commercial real estate (CRE):
Owner-occupied	$1,229,993	$1,176,035	$1,138,298	$1,125,249	5%	9%
Investment properties	1,744,127	1,719,220	1,701,413	1,625,001	1%	7%
Small balance CRE	1,166,516	1,218,388	1,212,357	1,223,477	(4)%	(5)%
Multifamily real estate	855,862	798,230	850,789	860,700	7%	(1)%
Construction, land and land development:
Commercial construction	181,843	174,761	156,021	159,222	4%	14%
Multifamily construction	503,058	502,166	514,330	568,058	—%	(11)%
One- to four-family construction	631,183	617,233	607,447	551,806	2%	14%
Land and land development	378,172	400,959	433,678	417,474	(6)%	(9)%
Commercial business:
Commercial business	1,286,818	1,231,154	1,225,108	1,318,483	5%	(2)%
Small business scored	1,295,861	1,199,913	1,187,360	1,152,531	8%	12%
Agricultural business, including secured by farmland:
Agricultural business, including secured by farmland	337,487	332,440	353,152	345,742	2%	(2)%
One- to four-family residential	1,556,493	1,563,088	1,573,191	1,610,133	—%	(3)%
Consumer:
Consumer—home equity revolving lines of credit	744,546	682,692	679,489	639,757	9%	16%
Consumer—other	82,451	91,347	89,054	92,740	(10)%	(11)%
Total loans receivable	$11,994,410	$11,707,626	$11,721,687	$11,690,373	2%	3%
Loans 30 - 89 days past due and on accrual	$17,686	$30,177	$26,767	$10,786
Total delinquent loans (including loans on non-accrual), net	$61,333	$65,632	$63,093	$47,764
Total delinquent loans / Total loans receivable	0.51%	0.56%	0.54%	0.41%

LOANS BY GEOGRAPHIC LOCATION						Percentage Change
	Jun 30, 2026		Mar 31, 2026	Dec 31, 2025	Jun 30, 2025	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount	Amount
Washington	$5,359,130	45%	$5,313,022	$5,371,200	$5,438,285	1%	(1)%
California	3,275,124	27%	3,159,842	3,105,405	3,010,678	4%	9%
Oregon	2,210,617	18%	2,166,750	2,159,404	2,141,185	2%	3%
Idaho	732,830	6%	690,608	667,343	671,217	6%	9%
Utah	78,216	1%	77,046	82,594	70,474	2%	11%
Other	338,493	3%	300,358	335,741	358,534	13%	(6)%
Total loans receivable	$11,994,410	100%	$11,707,626	$11,721,687	$11,690,373	2%	3%

BANR - Second Quarter 2026 Results
July 22, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

LOAN ORIGINATIONS	Quarters Ended
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025
Commercial real estate	$163,031	$220,193	$216,189
Multifamily real estate	215	3,869	13,065
Construction and land	561,290	323,941	411,210
Commercial business	312,028	168,324	203,656
Agricultural business	9,032	22,562	14,414
One-to four-family residential	37,998	13,416	5,491
Consumer	172,152	110,913	102,600
Total loan originations (excluding loans held for sale)	$1,255,746	$863,218	$966,625

BANR - Second Quarter 2026 Results
July 22, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

CHANGE IN THE ALLOWANCE FOR CREDIT LOSSES – LOANS	Quarters Ended
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025
Balance, beginning of period	$160,352	$160,276	$157,323
Provision for credit losses – loans	1,598	1,292	4,201
Recoveries of loans previously charged off:
Commercial real estate	12	11	53
Construction and land	5	4	—
One- to four-family real estate	12	13	58
Commercial business	171	81	361
Agricultural business, including secured by farmland	213	4	1
Consumer	63	140	168
	476	253	641
Loans charged off:
Commercial business	(293)	(863)	(892)
Agricultural business, including secured by farmland	(4)	—	(362)
Consumer	(280)	(606)	(410)
	(577)	(1,469)	(1,664)
Net charge-offs	(101)	(1,216)	(1,023)
Balance, end of period	$161,849	$160,352	$160,501
Net charge-offs / average loans receivable	(0.001)%	(0.010)%	(0.009)%

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES – LOANS	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Jun 30, 2025
Commercial real estate	$42,167	$41,788	$41,599	$41,036
Multifamily real estate	9,859	9,201	9,805	9,918
Construction and land	32,124	34,589	35,508	34,124
One- to four-family real estate	19,478	19,640	19,552	20,917
Commercial business	41,114	39,452	37,785	38,591
Agricultural business, including secured by farmland	5,859	4,930	5,567	6,216
Consumer	11,248	10,752	10,460	9,699
Total allowance for credit losses – loans	$161,849	$160,352	$160,276	$160,501
Allowance for credit losses - loans / Total loans receivable	1.35%	1.37%	1.37%	1.37%
Allowance for credit losses - loans / Non-performing loans	295%	353%	351%	373%

CHANGE IN THE ALLOWANCE FOR CREDIT LOSSES - UNFUNDED LOAN COMMITMENTS	Quarters Ended
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025
Balance, beginning of period	$12,903	$14,985	$12,162
Provision (recapture) for credit losses - unfunded loan commitments	2,222	(2,082)	588
Balance, end of period	$15,125	$12,903	$12,750

BANR - Second Quarter 2026 Results
July 22, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

NON-PERFORMING ASSETS	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Jun 30, 2025
Loans on non-accrual status:
Secured by real estate:
Commercial	$2,132	$2,027	$525	$10
Construction and land	12,648	4,321	5,175	4,369
One- to four-family	23,398	20,945	19,855	15,480
Commercial business	6,968	6,988	6,751	6,647
Agricultural business, including secured by farmland	2,967	5,511	4,609	8,690
Consumer	4,784	4,214	4,610	4,802
	52,897	44,006	41,525	39,998
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
Commercial	234	—	—	—
Construction and land	—	—	1,268	—
One- to four-family	1,427	636	2,698	2,896
Consumer	265	795	148	80
	1,926	1,431	4,114	2,976
Total non-performing loans	54,823	45,437	45,639	42,974
REO	5,720	6,248	5,578	6,801
Other repossessed assets	—	—	18	—
Total non-performing assets	$60,543	$51,685	$51,235	$49,775
Total non-performing assets to total assets	0.36%	0.32%	0.31%	0.30%

LOANS BY CREDIT RISK RATING	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Jun 30, 2025
Pass	$11,754,475	$11,416,687	$11,446,550	$11,432,456
Special Mention	21,509	55,981	82,060	68,372
Substandard	218,426	234,958	193,077	189,545
Total	$11,994,410	$11,707,626	$11,721,687	$11,690,373

BANR - Second Quarter 2026 Results
July 22, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION					Percentage Change
	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Jun 30, 2025	Prior Qtr	Prior Yr Qtr
Non-interest-bearing	$4,542,942	$4,532,639	$4,489,839	$4,504,491	—%	1%
Interest-bearing checking	2,623,149	2,628,731	2,609,080	2,534,900	—%	3%
Regular savings accounts	3,853,612	3,859,530	3,723,922	3,538,372	—%	9%
Money market accounts	1,296,869	1,354,650	1,388,001	1,471,756	(4)%	(12)%
Total interest-bearing transaction and savings accounts	7,773,630	7,842,911	7,721,003	7,545,028	(1)%	3%
Total core deposits	12,316,572	12,375,550	12,210,842	12,049,519	—%	2%
Interest-bearing certificates	1,473,021	1,464,814	1,532,304	1,477,772	1%	—%
Total deposits	$13,789,593	$13,840,364	$13,743,146	$13,527,291	—%	2%

GEOGRAPHIC CONCENTRATION OF DEPOSITS	Jun 30, 2026		Mar 31, 2026	Dec 31, 2025	Jun 30, 2025	Percentage Change
	Amount	Percentage	Amount	Amount	Amount	Prior Qtr	Prior Yr Qtr
Washington	$7,268,041	53%	$7,429,406	$7,500,215	$7,334,391	(2)%	(1)%
Oregon	3,142,625	23%	3,125,040	3,035,104	3,029,712	1%	4%
California	2,631,688	19%	2,558,466	2,483,948	2,486,514	3%	6%
Idaho	747,239	5%	727,452	723,879	676,674	3%	10%
Total deposits	$13,789,593	100%	$13,840,364	$13,743,146	$13,527,291	—%	2%

INCLUDED IN TOTAL DEPOSITS	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Jun 30, 2025
Public non-interest-bearing accounts	$171,112	$146,846	$138,860	$151,484
Public interest-bearing transaction & savings accounts	242,061	237,776	234,669	250,350
Public interest-bearing certificates	34,794	36,125	34,431	21,272
Total public deposits	$447,967	$420,747	$407,960	$423,106
Collateralized public deposits	$348,318	$325,675	$312,310	$329,416
Total brokered deposits	$—	$—	$50,002	$49,977

AVERAGE ACCOUNT BALANCE PER DEPOSIT ACCOUNT	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Jun 30, 2025
Number of deposit accounts	441,808	444,250	445,989	451,185
Average account balance per account	$32	$32	$31	$30

BANR - Second Quarter 2026 Results
July 22, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ESTIMATED REGULATORY CAPITAL RATIOS AS OF JUNE 30, 2026	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$2,092,299	14.67%	$1,140,941	8.00%	$1,426,177	10.00%
Tier 1 capital to risk-weighted assets	1,915,042	13.43%	855,706	6.00%	855,706	6.00%
Tier 1 leverage capital to average assets	1,915,042	11.79%	649,595	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	1,828,542	12.82%	641,780	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,987,693	13.94%	1,140,409	8.00%	1,425,511	10.00%
Tier 1 capital to risk-weighted assets	1,810,436	12.70%	855,307	6.00%	1,140,409	8.00%
Tier 1 leverage capital to average assets	1,810,436	11.15%	649,364	4.00%	811,705	5.00%
Common equity tier 1 capital to risk-weighted assets	1,810,436	12.70%	641,480	4.50%	926,582	6.50%

These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.

BANR - Second Quarter 2026 Results
July 22, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	Jun 30, 2026			Mar 31, 2026			Jun 30, 2025
	Average Balance	Interest and Dividends	Yield / Cost (3)	Average Balance	Interest and Dividends	Yield / Cost (3)	Average Balance	Interest and Dividends	Yield / Cost (3)
Interest-earning assets:
Held for sale loans	$33,242	$509	6.14%	$26,051	$381	5.93%	$29,936	$503	6.74%
Real estate secured loans	9,875,493	148,303	6.02%	9,754,431	144,369	6.00%	9,565,357	143,909	6.03%
Commercial/agricultural loans	1,881,938	29,866	6.37%	1,853,248	29,153	6.38%	1,924,092	31,196	6.50%
Consumer and other loans	117,727	2,015	6.87%	116,147	2,040	7.12%	121,142	2,087	6.91%
Total loans (1)	11,908,400	180,693	6.09%	11,749,877	175,943	6.07%	11,640,527	177,695	6.12%
Mortgage-backed securities	2,275,561	14,269	2.52%	2,326,123	14,509	2.53%	2,496,972	15,576	2.50%
Other securities	938,205	9,915	4.24%	878,650	9,040	4.17%	893,062	9,561	4.29%
Interest-bearing deposits with banks	139,672	1,102	3.16%	184,204	1,518	3.34%	75,539	577	3.06%
FHLB stock	16,342	150	3.68%	9,912	148	6.06%	23,077	222	3.86%
Total investment securities	3,369,780	25,436	3.03%	3,398,889	25,215	3.01%	3,488,650	25,936	2.98%
Total interest-earning assets	15,278,180	206,129	5.41%	15,148,766	201,158	5.39%	15,129,177	203,631	5.40%
Non-interest-earning assets	1,082,054			1,106,533			994,003
Total assets	$16,360,234			$16,255,299			$16,123,180
Deposits:
Interest-bearing checking accounts	$2,606,252	9,433	1.45%	$2,631,917	9,273	1.43%	$2,465,015	9,462	1.54%
Savings accounts	3,830,346	19,009	1.99%	3,792,427	18,388	1.97%	3,493,965	18,837	2.16%
Money market accounts	1,314,496	5,790	1.77%	1,387,870	6,151	1.80%	1,492,229	7,729	2.08%
Certificates of deposit	1,465,885	11,322	3.10%	1,481,349	11,866	3.25%	1,489,611	13,288	3.58%
Total interest-bearing deposits	9,216,979	45,554	1.98%	9,293,563	45,678	1.99%	8,940,820	49,316	2.21%
Non-interest-bearing deposits	4,523,594	—	—%	4,470,629	—	—%	4,480,579	—	—%
Total deposits	13,740,573	45,554	1.33%	13,764,192	45,678	1.35%	13,421,399	49,316	1.47%
Other interest-bearing liabilities:
FHLB advances	145,176	1,426	3.94%	4,089	40	3.97%	296,671	3,370	4.56%
Other borrowings	116,146	732	2.53%	111,569	697	2.53%	122,227	675	2.22%
Junior subordinated debentures and subordinated notes	89,178	1,234	5.55%	89,178	1,234	5.61%	168,793	2,499	5.94%
Total borrowings	350,500	3,392	3.88%	204,836	1,971	3.90%	587,691	6,544	4.47%
Total funding liabilities	14,091,073	48,946	1.39%	13,969,028	47,649	1.38%	14,009,090	55,860	1.60%
Other non-interest-bearing liabilities (2)	290,601			320,808			274,407
Total liabilities	14,381,674			14,289,836			14,283,497
Shareholders’ equity	1,978,560			1,965,463			1,839,683
Total liabilities and shareholders’ equity	$16,360,234			$16,255,299			$16,123,180
Net interest income/rate spread (tax equivalent)		157,183	4.02%		153,509	4.01%		147,771	3.80%
Net interest margin (tax equivalent)			4.13%			4.11%			3.92%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(3,443)			(3,340)			(3,372)
Net interest income and margin, as reported		$153,740	4.04%		$150,169	4.02%		$144,399	3.83%
Additional Key Financial Ratios:
Return on average assets			1.20%			1.37%			1.13%
Adjusted return on average assets (4)			1.21%			1.36%			1.16%
Return on average equity			9.91%			11.29%			9.92%
Adjusted return on average equity (4)			9.98%			11.23%			10.20%
Return on average tangible common equity (4)			12.27%			14.00%			12.56%
Average equity/average assets			12.09%			12.09%			11.41%
Average interest-earning assets/average interest-bearing liabilities			159.69%			159.49%			158.78%
Average interest-earning assets/average funding liabilities			108.42%			108.45%			108.00%
Non-interest income/average assets			0.45%			0.48%			0.44%
Non-interest expense/average assets			2.65%			2.56%			2.52%
Efficiency ratio			62.80%			60.60%			62.50%
Adjusted efficiency ratio (4)			61.30%			59.45%			60.28%
(1)Average balances include loans accounted for on a nonaccrual basis and accruing loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis, which Banner believes provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice. The tax equivalent yield adjustment to interest earned on loans was $2.3 million, $2.2 million and $2.3 million for the quarters ended June 30, 2026, March 31, 2026 and June 30, 2025, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.1 million for the quarters ended June 30, 2026, March 31, 2026, and June 30, 2025.
(4)Represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Second Quarter 2026 Results
July 22, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Six Months Ended
	Jun 30, 2026			Jun 30, 2025
	Average Balance	Interest and Dividends	Yield/Cost (3)	Average Balance	Interest and Dividends	Yield/Cost (3)
Interest-earning assets:
Held for sale loans	$29,666	$890	6.05%	$26,217	$860	6.61%
Real estate secured loans	9,815,296	292,672	6.01%	9,466,335	281,633	6.00%
Commercial/agricultural loans	1,867,672	59,019	6.37%	1,915,699	61,948	6.52%
Consumer and other loans	116,942	4,055	6.99%	121,316	4,179	6.95%
Total loans (1)	11,829,576	356,636	6.08%	11,529,567	348,620	6.10%
Mortgage-backed securities	2,300,703	28,778	2.52%	2,519,851	31,471	2.52%
Other securities	908,592	18,955	4.21%	897,870	19,248	4.32%
Interest-bearing deposits with banks	161,815	2,620	3.27%	70,675	1,061	3.03%
FHLB stock	13,145	298	4.57%	17,969	371	4.16%
Total investment securities	3,384,255	50,651	3.02%	3,506,365	52,151	3.00%
Total interest-earning assets	15,213,831	407,287	5.40%	15,035,932	400,771	5.38%
Non-interest-earning assets	1,094,225			1,000,216
Total assets	$16,308,056			$16,036,148
Deposits:
Interest-bearing checking accounts	$2,619,014	18,706	1.44%	$2,423,292	17,999	1.50%
Savings accounts	3,811,491	37,397	1.98%	3,472,556	36,940	2.15%
Money market accounts	1,350,980	11,941	1.78%	1,523,571	15,589	2.06%
Certificates of deposit	1,473,574	23,188	3.17%	1,510,404	27,525	3.67%
Total interest-bearing deposits	9,255,059	91,232	1.99%	8,929,823	98,053	2.21%
Non-interest-bearing deposits	4,497,258	—	—%	4,503,461	—	—%
Total deposits	13,752,317	91,232	1.34%	13,433,284	98,053	1.47%
Other interest-bearing liabilities:
FHLB advances	75,022	1,466	3.94%	186,597	4,230	4.57%
Other borrowings	113,870	1,429	2.53%	128,459	1,369	2.15%
Junior subordinated debentures and subordinated notes	89,178	2,468	5.58%	169,233	4,993	5.95%
Total borrowings	278,070	5,363	3.89%	484,289	10,592	4.41%
Total funding liabilities	14,030,387	96,595	1.39%	13,917,573	108,645	1.57%
Other non-interest-bearing liabilities (2)	305,621			299,082
Total liabilities	14,336,008			14,216,655
Shareholders’ equity	1,972,048			1,819,493
Total liabilities and shareholders’ equity	$16,308,056			$16,036,148
Net interest income/rate spread (tax equivalent)		310,692	4.01%		292,126	3.81%
Net interest margin (tax equivalent)			4.12%			3.92%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(6,783)			(6,644)
Net interest income and margin, as reported		$303,909	4.03%		$285,482	3.83%
Additional Key Financial Ratios:
Return on average assets			1.28%			1.14%
Adjusted return on average assets (4)			1.28%			1.15%
Return on average equity			10.59%			10.04%
Adjusted return on average equity (4)			10.60%			10.16%
Return on average tangible common equity (4)			13.13%			12.76%
Average equity/average assets			12.09%			11.35%
Average interest-earning assets/average interest-bearing liabilities			159.59%			159.72%
Average interest-earning assets/average funding liabilities			108.43%			108.04%
Non-interest income/average assets			0.46%			0.46%
Non-interest expense/average assets			2.60%			2.55%
Efficiency ratio			61.71%			62.85%
Adjusted efficiency ratio (4)			60.38%			61.22%
(1)Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $4.5 million and $4.6 million for the six months ended June 30, 2026 and 2025, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $2.2 million and $2.1 million for the six months ended June 30, 2026 and 2025, respectively.
(4)Represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Second Quarter 2026 Results
July 22, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this earnings release contains certain non-GAAP financial measures. Tangible common shareholders’ equity per share, the ratio of tangible common equity to tangible assets and the return on average tangible common equity, and references to adjusted revenue, adjusted earnings, the adjusted return on average assets, the adjusted return on average equity and the adjusted efficiency ratio represent non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner’s core operations reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

ADJUSTED REVENUE	Quarters Ended			Six Months Ended
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025
Net interest income (GAAP)	$153,740	$150,169	$144,399	$303,909	$285,482
Non-interest income (GAAP)	18,222	19,161	17,751	37,383	36,859
Total revenue (GAAP)	171,962	169,330	162,150	341,292	322,341
Exclude: Net (gain) loss on sale of securities	(8)	1,242	3	1,234	3
Net change in valuation of financial instruments carried at fair value	157	(1,662)	(88)	(1,505)	(403)
Losses incurred on building and lease exits	—	—	919	—	919
Adjusted revenue (non-GAAP)	$172,111	$168,910	$162,984	$341,021	$322,860

ADJUSTED EARNINGS	Quarters Ended			Six Months Ended
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025
Net income (GAAP)	$48,886	$54,716	$45,496	$103,602	$90,631
Exclude: Net (gain) loss on sale of securities	(8)	1,242	3	1,234	3
Net change in valuation of financial instruments carried at fair value	157	(1,662)	(88)	(1,505)	(403)
Merger and acquisition-related expenses	238	—	—	238	—
Building and lease exit costs	47	9	1,753	56	1,753
Related net tax (benefit) expense	(104)	99	(401)	(5)	(325)
Total adjusted earnings (non-GAAP)	$49,216	$54,404	$46,763	$103,620	$91,659

Diluted earnings per share (GAAP)	$1.43	$1.60	$1.31	$3.03	$2.61
Diluted adjusted earnings per share (non-GAAP)	$1.44	$1.59	$1.35	$3.03	$2.64
Return on average assets	1.20%	1.37%	1.13%	1.28%	1.14%
Adjusted return on average assets (1)	1.21%	1.36%	1.16%	1.28%	1.15%
Return on average equity	9.91%	11.29%	9.92%	10.59%	10.04%
Adjusted return on average equity (2)	9.98%	11.23%	10.20%	10.60%	10.16%

AVERAGE TANGIBLE COMMON EQUITY	Quarters Ended			Six Months Ended
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025
Net Income (GAAP)	$48,886	$54,716	$45,496	$103,602	$90,631
Exclude: Amortization of intangibles, net of tax	$202	$202	$360	$404	$720
Tangible net income available to common shareholders (non-GAAP)	$49,088	$54,918	$45,856	$104,006	$91,351

Average common shareholder’s equity	$1,978,560	$1,965,463	$1,839,683	$1,972,048	$1,819,493
Exclude: Average goodwill and other intangible assets, net	374,225	374,477	375,486	374,350	375,713
Average tangible common equity	$1,604,335	$1,590,986	$1,464,197	$1,597,698	$1,443,780

Return on average tangible common equity (3)	12.27%	14.00%	12.56%	13.13%	12.76%

(1)Adjusted earnings (non-GAAP) divided by average assets.
(2)Adjusted earnings (non-GAAP) divided by average equity.
(3)Tangible net income (non-GAAP) divided by average tangible common equity (non-GAAP).

BANR - Second Quarter 2026 Results
July 22, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended			Six Months Ended
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025
Non-interest expense (GAAP)	$107,990	$102,608	$101,348	$210,598	$202,607
Exclude: CDI amortization	(256)	(256)	(455)	(512)	(911)
State/municipal tax expense	(1,773)	(1,820)	(1,416)	(3,593)	(2,870)
REO operations	(165)	(109)	(392)	(274)	(331)
Merger and acquisition-related expenses	(238)	—	—	(238)	—
Building and lease exit costs	(47)	(9)	(834)	(56)	(834)
Adjusted non-interest expense (non-GAAP)	$105,511	$100,414	$98,251	$205,925	$197,661

Net interest income (GAAP)	$153,740	$150,169	$144,399	$303,909	$285,482
Non-interest income (GAAP)	18,222	19,161	17,751	37,383	36,859
Total revenue (GAAP)	171,962	169,330	162,150	341,292	322,341
Exclude: Net (gain) loss on sale of securities	(8)	1,242	3	1,234	3
Net change in valuation of financial instruments carried at fair value	157	(1,662)	(88)	(1,505)	(403)
Losses incurred on building and lease exits	—	—	919	—	919
Adjusted revenue (non-GAAP)	$172,111	$168,910	$162,984	$341,021	$322,860

Efficiency ratio (GAAP)	62.80%	60.60%	62.50%	61.71%	62.85%
Adjusted efficiency ratio (non-GAAP) (1)	61.30%	59.45%	60.28%	60.38%	61.22%

(1)Adjusted non-interest expense (non-GAAP) divided by adjusted revenue (non-GAAP).

TANGIBLE COMMON SHAREHOLDERS’ EQUITY TO TANGIBLE ASSETS
	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Jun 30, 2025
Shareholders’ equity (GAAP)	$1,999,263	$1,966,634	$1,946,297	$1,865,664
Exclude goodwill and other intangible assets, net	374,100	374,356	374,612	375,268
Tangible common shareholders’ equity (non-GAAP)	$1,625,163	$1,592,278	$1,571,685	$1,490,396

Total assets (GAAP)	$16,593,547	$16,344,272	$16,354,488	$16,437,169
Exclude goodwill and other intangible assets, net	374,100	374,356	374,612	375,268
Total tangible assets (non-GAAP)	$16,219,447	$15,969,916	$15,979,876	$16,061,901
Common shareholders’ equity to total assets (GAAP)	12.05%	12.03%	11.90%	11.35%
Tangible common shareholders’ equity to tangible assets (non-GAAP)	10.02%	9.97%	9.84%	9.28%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY PER SHARE
Shareholders’ equity (GAAP)	$1,999,263	$1,966,634	$1,946,297	$1,865,664
Tangible common shareholders’ equity (non-GAAP)	$1,625,163	$1,592,278	$1,571,685	$1,490,396
Common shares outstanding at end of period	33,984,909	33,875,098	34,097,856	34,583,994
Common shareholders’ equity (book value) per share (GAAP)	$58.83	$58.06	$57.08	$53.95
Tangible common shareholders’ equity (tangible book value) per share (non-GAAP)	$47.82	$47.00	$46.09	$43.09